SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported): November 21, 1996
                        Commission File Number: 0-25386


                         FX ENERGY, INC.
             (Exact Name of Registrant as Specified in its Charter)


              NEVADA                      87-0504461
     (State or other jurisdiction of    (IRS Employer
     incorporation or organization)    Identification No.)



        3006 HIGHLAND DRIVE
             SUITE 206
       SALT LAKE CITY, UTAH                      84106
     (Address of Principal Executive Offices)  (Zip Code)


              Registrant's Telephone Number, including Area Code:
                        (801) 486-5555



                             N/A
     (Former name, former address, and formal fiscal year, if changed since last report)




                             ITEM 5.  OTHER EVENTS

     FX Energy, Inc., and RWE-DEA Aktiengesellschaft fur Mineraloel und Chemie, Hamburg, Germany, jointly announced on November 21, 1996, the commencement of operations on the first well on their 2.4 million acre concession in northern Poland.

     FX Energy and RWE-DEA met last week in Hamburg to conduct a final joint review of the structures identified with their recently acquired seismic data and to evaluate these structures in the context of the known producing fields in Kaliningrad, Lithuania, and Latvia. The parties selected the "Henrykowo" area, a large seismic feature east of Gladysze as the first test area.

     The Orneta #1 was selected as the first drillsite on Monday, November 11. Site surveying was completed the same week and the surface permit has now been filed. Site preparation and drill move-on are expected within about 14 days.

     The Orneta #1 is planned to test a Middle Cambrian sandstone at a depth of approximately 9,000 feet. The well is operated by FX Energy through a Polish subsidiary. Parker Drilling Company will act as an adviser to FX Energy and its Polish drilling contractor, Wolomin Drilling.

     In addition to its 2.4 million acre concession in northern Poland, FX Energy has a number of other exploration projects in Poland and in the western United States and produces oil from fields in Nevada and Montana, including the Cut Bank field in which it is conducting an enhanced recovery project.

     RWE-DEA AG, a subsidiary of RWE-DEA headquartered in Hamburg, is a fully integrated major German petroleum company with worldwide chemical activities and many subsidiaries and affiliates in Germany and abroad. The RWE-DEA group, one of the industry leaders in Germany with a turnover of DM 24.3 billion (1994/1996), has diversified activities: exploration and production of oil and gas worldwide, underground gas storage facilities, manufacturing and marketing of petroleum products under the DEA brand, and chemicals business under the common name and brand CONDEA.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 22, 1996        FX Energy, Inc.